Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-162428) pertaining to the RailAmerica, Inc. 2009 Omnibus Stock Incentive Plan of RailAmerica, Inc. of our reports dated February 23, 2012, with respect to the consolidated financial statements of RailAmerica, Inc., and the effectiveness of internal control over financial reporting of RailAmerica, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Jacksonville, Florida

February 23, 2012